Exhibit 99.1

LM Funding Announces Planned Hiring of Community Association Sales Representatives in Response to COVID-19 Economic Disruption

TAMPA, FL, March 19, 2020 – LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a technology-based specialty finance company, today announced that it will begin seeking to hire part- and full-time community association sales representatives to drive the Company’s acquisition of delinquent community association receivables.

“Unemployment directly impacts the ability of community associations to pay vendors and provide basic services and amenities to their residents”, said Bruce M. Rodgers, LM Funding’s Chief Executive Officer.  “Our funding products fill the void created when homeowners do not pay their dues.  We are then able to work with delinquent homeowners to establish payment plans to save their homes from foreclosure.  We provide a bridge to normal times for community associations and homeowners.”

“To succeed, we will need to have boots on the ground where we deploy our capital to condominium and homeowners’ associations during these troubling times”, Mr. Rodgers stated. “We are hiring representatives to work with association boards to identify delinquent accounts for funding and assist in communication throughout the collection process.”

Said Rodgers, “Our company started during the financial crisis of 2008 with limited operating experience.  Weakness in the economy then led to growth and profitability from 2009-2015.  We’ve strengthened our finances and operational systems in recent years as revenues and profitability fell in response to the stronger overall economy.  We feel well positioned to respond to the anticipated dramatic increase in the need for our products created by the economic disruption caused by the COVID-19 pandemic”.  Historically, LMFA has generated an average of $5 in cash collections for each $1 deployed to fund a purchased account over its twelve year operating history, collecting over $120 million from 12,000 collection events since the company’s inception.

About LM Funding America:

LM Funding America, Inc., together with its subsidiaries, is a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado and Illinois by funding a certain portion of the associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments.

Forward-Looking Statements:

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, uncertainty created by the COVID-19 pandemic, our ability to acquire new accounts at appropriate prices, the need for capital, our ability to hire and retain new employees, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry.  The occurrence of any of these risks and uncertainties could have a material adverse effect on the company's business, financial condition, and results of operations.

Company Contact: Bruce M. Rodgers, Chairman and CEO LM Funding America, Inc. Tel (813) 222-8996 investors@lmfunding.com

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